Exhibit 99.1

FOR IMMEDIATE RELEASE

THE WALT DISNEY COMPANY NAMES HUGH JOHNSTON AS SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

BURBANK, Calif., November 6, 2023 –Hugh F. Johnston has been named Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (NYSE: DIS) effective December 4, it was announced today by Robert A. Iger, Chief Executive Officer. Johnston is Vice Chairman and Chief Financial Officer of PepsiCo, where he has held numerous leadership positions during a highly successful 34-year career with the multinational food and beverage giant.

As Disney’s Chief Financial Officer, Johnston will report directly to Iger and will lead the company’s worldwide finance organization, which includes corporate real estate, corporate strategy and business development, enterprise controllership, enterprise technology, financial planning and analysis, global product and labor standards, global security, investor relations, risk management, tax, and treasury.

“Hugh’s well-earned reputation as one of the best CFOs in America and his wealth of leadership experience in both financial and operational roles overseeing a diverse portfolio of top global brands make him a perfect addition to Disney’s senior leadership team,” said Iger. “His expertise will serve Disney and its shareholders well as we continue the transformative work we are doing to drive growth and value creation.

“I would also like to extend my sincere gratitude to Kevin Lansberry, who stepped into the CFO role on an interim basis earlier this year,” Iger said. “Kevin has provided steady leadership and invaluable counsel to our executive management team, and he will continue to be one of our company’s most important financial leaders as he returns to his role as CFO of our Disney Experiences segment.”

“Disney is such a storied company, with the most beloved brands in the world and a strong financial foundation to support the company of the future that Bob and his team are building,” Johnston said. “Very few companies have withstood the test of time that Disney has, making the company as rare as it is special. I share Bob’s enthusiasm for Disney’s future, and I am incredibly excited to join this management team in this moment of opportunity and possibility.”

Johnston joined PepsiCo in 1987, and has held a variety of roles, including Executive Vice President, Global Operations, PepsiCo; President, Pepsi-Cola North America; Senior Vice President, Transformation, PepsiCo; Senior Vice President and Chief Financial Officer, PepsiCo Beverages and Foods; and Senior Vice President, Mergers and Acquisitions, PepsiCo. Johnston also served as Vice President, Retail at Merck & Co. from 1999 until 2002, when he rejoined PepsiCo.

Johnston was named CFO of PepsiCo in 2010 and has been responsible for providing strategic financial leadership for PepsiCo, including ensuring the company’s strategy creates shareholder value, communicating the company’s strategies and performance to investors, and implementing a capital structure, financial processes and controls to support the company's growth and return on investment goals.

Johnston currently serves as a member of the board and chair of the audit committee of Microsoft Corp., and as a member of the board and chair of the audit committee of HCA Healthcare. He is also a director for the Peterson Institute for International Economics, a leading global economic think tank.

Johnston holds a Bachelor of Science degree from Syracuse University and an M.B.A. from the University of Chicago.

Contacts:

David Jefferson
Corporate Communications
(818) 560-4832
david.j.jefferson@disney.com

Mike Long
Corporate Communications
(818) 560-4588
mike.p.long@disney.com

Alexia Quadrani
Investor Relations
(818) 560-6601
alexia.quadrani@disney.com